EXHIBIT 99.1

   Clear Channel Reports Fourth Quarter and Full Year 2006 Results

    SAN ANTONIO--(BUSINESS WIRE)--Feb. 23, 2007--Clear Channel
Communications, Inc. (NYSE:CCU) today reported results for its fourth quarter and year ended December 31, 2006.

    Fourth Quarter 2006 Results

    The Company reported revenues of $1.94 billion in the fourth quarter of 2006, an 11% increase over the $1.75 billion reported for the fourth quarter of 2005. Included in the Company's revenue is a $32.4 million increase due to movements in foreign exchange; strictly excluding the effects of these movements in foreign exchange, revenue growth would have been 9%. See reconciliation of revenue excluding effects of foreign exchange to revenue at the end of this press release. Clear Channel's expenses increased 8% to $1.2 billion during the fourth quarter of 2006 compared to 2005. Included in the Company's 2006 expenses is approximately $8.7 million of non-cash compensation expense, a $27.7 million increase due to movements in foreign exchange and a $9.8 million reduction as a result of a favorable settlement of a legal proceeding.

    Clear Channel's income before discontinued operations increased 15% to $210.1 million, as compared to $182.7 million for the same period in 2005. The Company's diluted earnings before discontinued operations per share increased 26% to $0.43, compared to $0.34 for the same period in 2005.

    The Company's OIBDAN (defined as Operating Income before Depreciation & amortization, Non-cash compensation expense and Gain
(loss) on disposition of assets - net) was $655.3 million in the fourth quarter of 2006, a 17% increase from the fourth quarter of 2005. See reconciliation of OIBDAN to net income at the end of this press release.

    Full Year 2006 Results

    For the full year, the Company reported revenues of $7.07 billion, an increase of 7% when compared to revenues of $6.58 billion for the same period in 2005. Included in the Company's revenue is a $17.4 million increase due to movements in foreign exchange. The Company's expenses increased 6% to $4.6 billion during the year compared to 2005. Included in the Company's expenses is approximately $35.2 million of non-cash compensation expense and a $14.6 million increase due to movements in foreign exchange. During 2005, the Company restructured its business in France and recorded approximately $26.6 million in restructuring charges.

    The Company's income before discontinued operations was $688.8 million or $1.37 per diluted share for 2006. This compares to income before discontinued operations of $633.6 million or $1.16 per diluted share in 2005. The Company's full year 2006 net income included approximately $35.7 million of pre-tax gains, $0.04 per diluted share after-tax, primarily on the divestitures of radio assets and the swap of certain outdoor assets. Excluding these gains, Clear Channel's 2006 income before discontinued operations would have been $667.7 million or $1.33 per diluted share. See reconciliation of net income and diluted earnings per share at the end of this press release.

    The Company's OIBDAN was $2.3 billion for 2006, an 11% increase from 2005. See reconciliation of OIBDAN to net income at the end of this press release.

    Fourth Quarter Events

    On November 16, 2006, the Company agreed to be acquired by a group of private equity funds led by Bain Capital Partners, LLC and Thomas
H. Lee Partners, L.P. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The Company filed its definitive proxy statement with the Securities and Exchange Commission on January 29, 2007 and the shareholder meeting will be held March 21, 2007.

    Also on November 16, 2006 the Company announced plans to sell 448 of its 1,176 radio stations, all located outside the top 100 U.S. media markets, as well as all of its television stations. The sale of these assets is not contingent on the closing of the above mentioned acquisition. Definitive asset purchase agreements were signed for the sale of 39 radio stations as of December 31, 2006. These stations, along with 5 stations which were sold in the fourth quarter of 2006, were classified as assets held for sale in the consolidated balance sheet and as discontinued operations in the consolidated statements of operations.

Revenue, Direct Operating and SG&A Expenses, and OIBDAN by Division
----------------------------------------------------------------------

(In thousands)                       Three Months Ended           %
                                          Dec. 31,             Change
                             ----------------------------------
                                   2006             2005
                             ----------------------------------
Revenue
-----------------------------
 Radio Broadcasting                 $ 966,821        $ 901,676   7%
 Outdoor Advertising                  830,695          734,607   13%
 Other                                179,015          143,754   25%
 Eliminations                         (35,300)         (31,158)
                             ----------------------------------
Consolidated revenue              $ 1,941,231      $ 1,748,879   11%
                             ==================================

(In thousands)                           Year Ended               %
                                          Dec. 31,             Change
                             ----------------------------------
                                   2006             2005
                             ----------------------------------
Revenue
-----------------------------
 Radio Broadcasting                $ 3,697,190     $ 3,502,508   6%
 Outdoor Advertising                 2,897,721       2,666,078   9%
 Other                                 602,113         532,339   13%
 Eliminations                         (130,067)       (122,120)
                             ----------------------------------
Consolidated revenue               $ 7,066,957     $ 6,578,805   7%
                             ==================================


The Company's 2006 revenue increased from foreign exchange movements of approximately $32.4 million for the fourth quarter and $17.4 million for the full year as compared to the same period of 2005.

Direct Operating and SG&A Expenses by Division
----------------------------------------------
 Radio Broadcasting   $ 592,414  $ 573,797    $2,280,995 $2,165,871
 Less: Non-cash
  compensation
  expense                (6,309)        --       (25,237)      (212)
                     ----------------------   ----------------------
                        586,105    573,797 2%  2,255,758  2,165,659 4%

 Outdoor Advertising    546,390    485,245     2,001,836  1,883,255
 Less: Non-cash
  compensation
  expense                (1,457)        --        (6,011)        --
                     ----------------------   ----------------------
                        544,933    485,245 12% 1,995,825  1,883,255 6%

 Other                  123,557    111,875       466,198    432,875
 Less: Non-cash
  compensation
  expense                  (976)        --        (3,904)        --
                     ----------------------   ----------------------
                        122,581    111,875 10%   462,294    432,875 7%

 Eliminations           (35,300)   (31,158)     (130,067)  (122,120)

 Plus: Non-cash
  compensation
  expense                 8,742         --        35,152        212
                     ----------------------   ----------------------
Consolidated
 divisional operating
 expenses            $1,227,061 $1,139,759 8% $4,618,962 $4,359,881 6%
                     ======================   ======================

The Company's 2006 direct operating and SG&A expenses increased from foreign exchange movements of approximately $27.7 million for the fourth quarter and $14.6 million for the full year as compared to the same period of 2005.

OIBDAN
------------------
 Radio
  Broadcasting    $ 380,716 $ 327,879  16% $ 1,441,432 $ 1,336,849 8%
 Outdoor
  Advertising       285,762   249,362  15%     901,896     782,823 15%
 Other               56,434    31,879  77%     139,819      99,464 41%
 Corporate and
  Merger costs      (67,608)  (50,432)        (200,259)   (165,207)
                  --------------------     ------------------------
Consolidated
 OIBDAN           $ 655,304 $ 558,688  17% $ 2,282,888 $ 2,053,929 11%
                  ====================     ========================

See reconciliation of OIBDAN to net income at the end of this press release.

    Radio Broadcasting

    The Company's radio broadcasting revenue increased 6% to $3.7 billion during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in the top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.

    The Company's radio broadcasting direct operating and SG&A expenses increased $115.1 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were non-cash compensation expenses of $25.2 million as a result of adopting FAS 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in the Company's syndicated radio business and new distribution initiatives. In addition, there was an increase of approximately $12.3 million in salary, bonus and commission expenses in the Company's sales department associated with the increase in revenue.

    Outdoor Advertising

    The Company's outdoor advertising revenue increased 9% to $2.9 billion during the year when compared to revenues of $2.7 billion for the same period in 2005. Included in the 2006 results is an approximate $17.4 million increase related to foreign exchange when compared to 2005.

    Outdoor advertising expenses increased 6% to $2.0 billion during the year when compared to 2005. Included in the Company's expenses is approximately $6.0 million of non-cash compensation expense and $14.6 million increase related to foreign exchange compared to 2005. During 2005, the Company restructured its business in France and recorded approximately $26.6 million in restructuring charges.

    --  Americas Outdoor

    The Company's Americas revenue increased $125.0 million or 10% during 2006 as compared to 2005 from revenue growth across the Company's inventory. The Americas segment experienced rate increases on most if its inventory while occupancy remained essentially unchanged during 2006 as compared to 2005. Airport revenue increased in 2006 as compared to 2005 primarily related to $30.2 million from the acquisition of Interspace Airport Advertising ("Interspace") in July 2006. Revenue growth occurred across both large and small markets including Miami, San Antonio, Sacramento, Albuquerque and Des Moines.

    Direct operating and SG&A expenses increased $65.1 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $4.7 million related to the adoption of FAS 123(R). Interspace contributed $19.2 million to direct operating and SG&A expenses in 2006. In addition, bonus and commission expenses increased $7.6 million related to the increase in revenue.

    --  International Outdoor

    The Company's International revenue increased $106.7 million or 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to Clear Media, which the Company began consolidating in July 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenues and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenues for 2006 as compared to 2005.

    Direct operating and SG&A expenses increased 4% during 2006 as compared to 2005. The increase was primarily attributable to $27.5 million during the first six months of 2006 related to the consolidation of Clear Media as well as an increase in site lease expenses of approximately $37.7 million and approximately $10.6 million related to movements in foreign exchange. Also included in the increase was $1.3 million related to the adoption of FAS 123(R). Partially offsetting the increase was a $9.8 million reduction recorded in 2006 as the result of a favorable settlement of a legal proceeding. As well, $26.6 million related to restructuring the Company's businesses in France was recorded in the third quarter of 2005.

FAS No. 123 (R): Share-Based Payment ("FAS 123(R)")
----------------------------------------------------------------------
The Company adopted FAS 123(R) on January 1, 2006 under the modified-prospective approach which requires it to recognize employee compensation cost related to its stock option grants in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were granted prior to adoption but not vested. Under the modified-prospective approach, no stock option expense is reflected in the financial statements for 2005 attributable to these options. Non-cash compensation expense recognized in the financial statements during 2005 relate to the expense associated with restricted stock awards. The following table details non-cash compensation expense for the 2006 and 2005:

(In thousands)               Three Months Ended        Year Ended
                                  Dec. 31,              Dec. 31,
                            --------------------  --------------------
                               2006     2005(1)       2006    2005(1)
                            --------------------  --------------------
Direct operating expense    $    4,299 $     --    $  17,327 $    212
SG&A                             4,443       --       17,825       --
Corporate                        1,132    1,232        9,126    5,869
                            --------------------  --------------------
Total non-cash compensation $    9,874 $  1,232    $  44,278 $  6,081
                            ====================  ====================

-----------------------------
(1) Actual non-cash compensation expense recognized in the 2005 financial statements.

    Return of Capital to Shareholders

    During 2006, the company repurchased 46.7 million shares of its common stock for approximately $1.4 billion. The Company has repurchased a total of 130.9 million shares for approximately $4.3 billion under its share repurchase programs since March 2004.

    The Company will not be holding a Conference Call or Webcast

    As a result of the Company's proposed merger transaction that was announced on November 16, 2006, the Company will not be hosting a teleconference or webcast to discuss results.

    First Quarter and 2007 Outlook

    Due to the proposed merger transaction and the Company not hosting a teleconference to discuss financial and operating results, the Company is providing the following information regarding its expectations and current information related to 2007 operating results.

    Pacing information presented below reflects revenues booked at a specific date versus the comparable date in the prior period and may or may not reflect the actual revenue growth at the end of the period. The Company's revenue pacing information includes an adjustment to prior periods to include all acquisitions and exclude all divestitures in both periods presented for comparative purposes. All pacing metrics exclude the effects of foreign exchange movements. The Company's operating expense forecasts are on a reportable basis excluding non-cash compensation expense, i.e. there is not an adjustment for acquisitions, divestitures or the effects of foreign exchange movements.

    As of February 22, 2007, revenues for the Radio division are pacing up 1.8% for the first quarter of 2007 as compared to the first quarter of 2006, and are pacing down 0.5% for the full year of 2007 as compared to the full year of 2006. The Company's Radio division currently forecasts total operating expense growth in the low single-digits for the full year 2007 as compared to the full year 2006.

    Also as of February 22, 2007, revenues in the Outdoor division are pacing up 5.8% overall. The Americas outdoor segment is above and the International outdoor segment below the 5.8% pacing for the first quarter 2007 as compared to the first quarter of 2006. For the full year 2007 versus the full year 2006, Outdoor division revenues are pacing up 6.6% with the Americas above and International below the full-year pacing of 6.6%.

    For the full year 2007 as compared to the full year 2006, current Company forecasts show high single-digit to low double-digit growth in total operating expenses for the Outdoor division. Excluding the effects of movements in foreign exchange, which management currently forecasts at a $60 million to $65 million increase for the full year 2007 and excluding management's forecast of Interspace's (acquired by the Company on July 1, 2006) operating expenses of $18 million to $20 million for the first six months of 2007, operating expense growth is currently forecasted to be in the mid single-digits for 2007 as compared to 2006.

    For the consolidated company, current management forecasts show corporate expenses of $190 million to $200 million for the full year 2007, excluding costs associated with the pending merger transaction. Non-cash compensation expense (i.e. FAS No. 123 (R): share-based payments) are currently projected to be in the range of $30 million to $40 million for the full year of 2007, excluding any compensation expense associated with future option or share grants that may or may not occur in 2007 and excluding any non-cash compensation expense directly associated with the pending merger transaction.

    The Company currently forecasts overall capital expenditures for 2007 of $325 million to $350 million, excluding any capital expenditures associated with new contract wins the Company may have during 2007.

    Income tax expense as a percent of 'Income before income taxes, minority interest and discontinued operations' is currently projected to be approximately 41%. Current income tax expense as a percent of 'Income before income taxes and minority interest' is currently expected to be 25% to 30%. This percentage does not include any tax expense or benefit related to the pending merger transaction, the announced divestitures of the Company's television stations and certain of its radio stations or other capital gain transactions.

TABLE 1 - Financial Highlights of Clear Channel Communications, Inc.
 and Subsidiaries - Unaudited
----------------------------------------------------------------------

                                          Three Months Ended
(In thousands, except per share data)          Dec. 31,           %
                                      --------------------------
                                           2006         2005    Change
                                      --------------------------------

Revenue                                $ 1,941,231  $ 1,748,879  11%
Direct operating expenses                  717,386      651,003
Selling, general and administrative
 expenses                                  509,675      488,756
Corporate expenses                          61,107       51,664
Merger costs                                 7,633           --
Depreciation and amortization              168,781      167,643
Gain (loss) on disposition of assets -
 net                                        13,342       37,052
                                      --------------------------
Operating Income                           489,991      426,865  15%

Interest expense                           118,029      118,451
Gain (loss) on marketable securities           234         (424)
Equity in earnings of nonconsolidated
 affiliates                                 12,424       10,178
Other income (expense) - net                (2,669)       2,682
                                      --------------------------
Income before income taxes, minority
 interest and discontinued operations      381,951      320,850
Income tax benefit (expense):
 Current                                  (113,845)     106,473
 Deferred                                  (42,755)    (233,206)
                                      --------------------------
Income tax benefit (expense)              (156,600)    (126,733)
Minority interest income (expense),
 net of tax                                (15,298)     (11,467)
                                      --------------------------
Income before discontinued operations      210,053      182,650
Income from discontinued operations          1,291      278,923
                                      --------------------------

Net income                             $   211,344  $   461,573
                                      ==========================

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                  $       .43  $       .34  26%
                                      ==========================

Diluted earnings per share             $       .43  $       .86 (50%)
                                      ==========================

Weighted average shares outstanding -
 Diluted                                   492,479      539,358

                                         Twelve Months Ended
(In thousands, except per share data)         Dec. 31,            %
                                     ---------------------------
                                          2006          2005    Change
                                     ---------------------------------

Revenue                               $  7,066,957  $ 6,578,805   7%
Direct operating expenses                2,650,093    2,457,044
Selling, general and administrative
 expenses                                1,968,869    1,902,837
Corporate expenses                         201,752      171,076
Merger costs                                 7,633           --
Depreciation and amortization              633,823      628,010
Gain (loss) on disposition of assets
 - net                                      69,330       51,355
                                     ---------------------------
Operating Income                         1,674,117    1,471,193  14%

Interest expense                           483,974      443,245
Gain (loss) on marketable securities         2,306         (702)
Equity in earnings of nonconsolidated
 affiliates                                 37,478       38,338
Other income (expense) - net                (8,421)      11,267
                                     ---------------------------
Income before income taxes, minority
 interest and discontinued operations    1,221,506    1,076,851
Income tax benefit (expense):
 Current                                  (298,962)     (43,616)
 Deferred                                 (201,855)    (381,740)
                                     ---------------------------
Income tax benefit (expense)              (500,817)    (425,356)
Minority interest income (expense),
 net of tax                                (31,927)     (17,847)
                                     ---------------------------
Income before discontinued operations      688,762      633,648
Income from discontinued operations          2,755      302,014
                                     ---------------------------

Net income                            $    691,517  $   935,662
                                     ===========================

Diluted earnings per share:

Diluted earnings before discontinued
 operations per share                 $       1.37  $      1.16  18%
                                     ===========================

Diluted earnings per share            $       1.38  $      1.71 (19%)
                                     ===========================

Weighted average shares outstanding -
 Diluted                                   501,639      547,151

TABLE 2 - Selected Balance Sheet Information - Unaudited
----------------------------------------------------------------------
Selected balance sheet information for 2006 and 2005 was:

(In millions)                             Dec. 31, 2006  Dec. 31, 2005
                                          -------------- -------------

Cash                                       $      114.0   $      82.8
Total Current Assets                       $    2,205.7   $   2,398.3
Net Property, Plant and Equipment          $    3,221.0   $   3,237.9
Total Assets                               $   18,890.2   $  18,703.4
Current Liabilities (excluding current
 portion of long-term debt)                $    1,327.5   $   1,216.1
Long-Term Debt (including current portion
 of long-term debt)                        $    7,663.0   $   7,046.5
Shareholders' Equity                       $    8,042.3   $   8,826.5

TABLE 3 - Capital Expenditures - Unaudited
----------------------------------------------------------------------
Capital expenditures for the full year of 2006 and 2005 were:

(In millions)                           Dec. 31, 2006    Dec. 31, 2005
                                       ----------------  -------------

Non-revenue producing                        $   196.6       $  195.7
Revenue producing                                153.9          130.0
                                       ----------------  -------------
  Total capital expenditures                 $   350.5       $  325.7
                                       ================  =============

The Company defines non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

TABLE 4 - Total Debt - Unaudited
----------------------------------------------------------------------
At December 31, 2006, Clear Channel had total debt of:

(In millions)                                      Dec. 31, 2006
                                              ------------------------

Bank Credit Facilities                                  $       966.5
Public Notes                                                  6,531.6
Other Debt                                                      164.9
                                              ------------------------
  Total                                                 $     7,663.0
                                              ========================

    Liquidity and Financial Position

    For the year ended December 31, 2006, cash flow from operating activities was $1.8 billion, cash flow used by investing activities was $641.4 million, cash flow used by financing activities was $1.2 billion, and net cash provided by discontinued operations was $9.7 million for a net increase in cash of $31.2 million.

    Leverage, defined as debt(a), net of cash, divided by the trailing 12-month pro forma EBITDA(b), was 3.4x at December 31, 2006.

    As of December 31, 2006, 69% of the Company's debt bears interest at fixed rates while 31% of the Company's debt bears interest at floating rates based upon LIBOR. The Company's weighted average cost of debt at December 31, 2006 was 6.1%.

    On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.

    As of February 22, 2007, the Company had approximately $571.8 million available on its bank credit facility. The Company may utilize existing capacity under its bank facility and other available funds for general working capital purposes including funding capital expenditures, acquisitions, stock repurchases and the refinancing of certain public debt securities. Capacity under the facility can also be used to support commercial paper programs. Redemptions or repurchases of securities will occur through open market purchases, privately negotiated transactions, or other means.

(a) As defined by Clear Channel's credit facility, debt is long-term debt of $7.7 billion plus letters of credit of $159.4 million; guarantees of third party debt of $0.4 million; net original issue discount/premium of $16.9 million; deferred purchase consideration of $41.6 million included in other long-term liabilities; plus the fair value of interest rate swaps of $29.8 million; and less purchase accounting premiums of $7.1 million.
(b) As defined by Clear Channel's credit facility, pro forma EBITDA is the trailing twelve-month EBITDA adjusted to include EBITDA of any assets acquired in the trailing twelve-month period.

    Supplemental Disclosure Regarding Non-GAAP Financial Information

    Operating Income before Depreciation and Amortization (D&A),
Non-cash Compensation Expense and Gain (Loss) on Disposition of Assets
- Net (OIBDAN)

    The following tables set forth Clear Channel's OIBDAN for the three months and years ended December 31, 2006 and 2005. The Company defines OIBDAN as net income adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of
Operations: Discontinued operations; Minority interest, net of tax; Income tax benefit (expense); Other income (expense) - net; Equity in earnings of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Gain (loss) on disposition of assets - net; and, D&A.

    The Company uses OIBDAN, among other things, to evaluate the Company's operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

    The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management. It helps improve investors' ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Additionally, the Company's bank credit facilities use this measure for compliance with leverage covenants.

    Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions, which are excluded.

    In addition, because a significant portion of the Company's advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (i.e. a foreign currency adjustment is made to the 2006 actual foreign revenues and expenses at average 2005 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

    As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including
(i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN to net income; and (v) Net income and diluted earnings per share excluding certain items discussed earlier.

                                                       Gain
                                                      (loss)on
(In                        Non-cash   Depreciation   disposition
 thousands)  Operating    compensation    and        of assets -
             income(loss)   expense    amortization      net    OIBDAN
            ----------------------------------------------------------


Three Months Ended Dec. 31, 2006
-----------------------------------------
Radio Broadcasting    $  339,745 $ 6,309 $ 34,662 $     -- $  380,716
Outdoor                  175,845   1,457  108,460       --    285,762
Other                     34,813     976   20,645       --     56,434
Gain (loss) on
 disposition of assets
 - net                    13,342      --       --  (13,342)        --
Corporate and Merger
 costs                   (73,754)  1,132    5,014             (67,608)
                      ------------------------------------------------
 Consolidated         $  489,991 $ 9,874 $168,781 $(13,342)$  655,304
                      ================================================

Three Months Ended Dec. 31, 2005
-----------------------------------------
Radio Broadcasting    $  293,141 $    -- $ 34,738 $     -- $  327,879
Outdoor                  138,956      --  110,406       --    249,362
Other                     14,552      --   17,327       --     31,879
Gain (loss) on
 disposition of assets
 - net                    37,052      --       --  (37,052)        --
Corporate and Merger
 costs                   (56,836)  1,232    5,172       --    (50,432)
                      ------------------------------------------------
 Consolidated         $  426,865 $ 1,232 $167,643 $(37,052)$  558,688
                      ================================================

Year Ended Dec. 31, 2006
-----------------------------------------
Radio Broadcasting    $1,280,215 $25,237 $135,980 $     -- $1,441,432
Outdoor                  488,155   6,011  407,730       --    901,896
Other                     65,389   3,904   70,526       --    139,819
Gain (loss) on
 disposition of assets
 - net                    69,330      --       --  (69,330)        --
Corporate and Merger
 costs                  (228,972)  9,126   19,587       --   (200,259)
                      ------------------------------------------------
 Consolidated         $1,674,117 $44,278 $633,823 $(69,330)$2,282,888
                      ================================================

Year Ended Dec. 31, 2005
-----------------------------------------
Radio Broadcasting    $1,197,361 $   212 $139,276 $     -- $1,336,849
Outdoor                  382,184      --  400,639       --    782,823
Other                     30,694      --   68,770       --     99,464
Gain (loss) on
 disposition of assets
 - net                    51,355      --       --  (51,355)        --
Corporate and Merger
 costs                  (190,401)  5,869   19,325       --   (165,207)
                      ------------------------------------------------
 Consolidated         $1,471,193 $ 6,081 $628,010 $(51,355)$2,053,929
                      ================================================

Reconciliation of Revenue excluding Foreign Exchange Effects to
 Revenue

(In thousands)                           Three Months Ended       %
                                              Dec. 31,         Change
                                      -------------------------
                                          2006         2005
                                      -------------------------

Revenue                               $ 1,941,231  $ 1,748,879   11%
Less: Foreign exchange increase           (32,365)          --
                                      -------------------------
Revenue excluding effects of foreign
 exchange                             $ 1,908,866  $ 1,748,879   9%
                                      =========================

Outdoor revenue                       $   830,695  $   734,607   13%
Less: Foreign exchange increase           (32,365)          --
                                      -------------------------
International revenue excluding
 effects of foreign exchange          $   798,330  $   734,607   9%
                                      =========================

International Outdoor revenue         $   455,072  $   404,874   12%
Less: Foreign exchange increase           (30,560)          --
                                      -------------------------
International Outdoor revenue
 excluding effects of foreign exchange$   424,512  $   404,874   5%
                                      =========================

(In thousands)                                Year Ended          %
                                               Dec. 31,        Change
                                       ------------------------
                                            2006       2005
                                       ------------------------

Revenue                                  $7,066,957 $6,578,805   7%
Less: Foreign exchange increase             (17,423)        --
                                       ------------------------
Revenue excluding effects of foreign
 exchange                                $7,049,534 $6,578,805   7%
                                       ========================

Outdoor revenue                          $2,897,721 $2,666,078   9%
Less: Foreign exchange increase             (17,423)        --
                                       ------------------------
International revenue excluding effects
 of foreign exchange                     $2,880,298 $2,666,078   8%
                                       ========================

International Outdoor revenue            $1,556,365 $1,449,696   7%
Less: Foreign exchange increase             (11,902)        --
                                       ------------------------
International Outdoor revenue excluding
 effects of foreign exchange             $1,544,463 $1,449,696   7%
                                       ========================

Direct Operating and SG&A Expenses
----------------------------------------------------------------------
Reconciliation of Expense excluding Foreign Exchange Effects to
 Expense


(In thousands)                           Three Months Ended       %
                                              Dec. 31,         Change
                                     --------------------------
                                          2006         2005
                                     --------------------------

Consolidated expense                  $ 1,227,061  $ 1,139,759   8%
Less: Foreign exchange increase           (27,729)          --
                                     --------------------------
Consolidated expense excluding
 effects of foreign exchange          $ 1,199,332  $ 1,139,759   5%
                                     ==========================

Outdoor expense                       $   546,390  $   485,245   13%
Less: Foreign exchange increase           (27,729)          --
                                     --------------------------
Outdoor expense excluding effects of
 foreign exchange                     $   518,661  $   485,245   7%
                                     ==========================

International Outdoor expense         $   337,946  $   304,451   11%
Less: Foreign exchange increase           (26,362)          --
                                     --------------------------
International Outdoor expense
 excluding effects of foreign
 exchange                             $   311,584  $   304,451   2%
                                     ==========================

(In thousands)                              Year Ended            %
                                             Dec. 31,          Change
                                    ---------------------------
                                         2006         2005
                                    ---------------------------

Consolidated expense                 $ 4,618,962  $  4,359,881   6%
Less: Foreign exchange increase          (14,559)           --
                                    ---------------------------
Consolidated expense excluding
 effects of foreign exchange         $ 4,604,403  $  4,359,881   6%
                                    ===========================

Outdoor expense                      $ 2,001,836  $  1,883,255   6%
Less: Foreign exchange increase          (14,559)           --
                                    ---------------------------
Outdoor expense excluding effects of
 foreign exchange                    $ 1,987,277  $  1,883,255   6%
                                    ===========================

International Outdoor expense        $ 1,260,145  $  1,206,680   4%
Less: Foreign exchange increase          (10,551)           --
                                    ---------------------------
International Outdoor expense
 excluding effects of foreign
 exchange                            $ 1,249,594  $  1,206,680   4%
                                    ===========================

Outdoor OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)   Three Months Ended    %        Year Ended        %
                      Dec. 31,      Change       Dec. 31,      Change
                 -------------------       --------------------
                    2006     2005             2006      2005
                 -------------------       --------------------

Outdoor OIBDAN   $ 285,762 $249,362   15%  $ 901,896 $ 782,823   15%
Less: Foreign
 exchange
 increase           (4,636)      --           (2,864)       --
                 -------------------       --------------------
Outdoor OIBDAN
 excluding
 effects of
 foreign exchange$ 281,126 $249,362   13%  $ 899,032 $ 782,823   15%
                 ===================       ====================

Reconciliation of OIBDAN to Net income

(In thousands)  Three Months Ended   %         Year Ended         %
                     Dec. 31,     Change        Dec. 31,       Change
                ------------------       ----------------------
                  2006     2005             2006       2005
                ------------------       ----------------------

OIBDAN          $655,304 $558,688   17%  $2,282,888 $2,053,929   11%
Non-cash
 compensation
 expense           9,874    1,232            44,278      6,081
Depreciation &
 amortization    168,781  167,643           633,823    628,010
Gain on
 disposition of
 assets - net     13,342   37,052            69,330     51,355
                ------------------       ----------------------
Operating Income 489,991  426,865   15%   1,674,117  1,471,193   14%

Interest expense 118,029  118,451           483,974    443,245
Gain (loss) on
 marketable
 securities          234     (424)            2,306       (702)
Equity in
 earnings of
 nonconsolidated
 affiliates       12,424   10,178            37,478     38,338
Other income
 (expense) - net  (2,669)   2,682            (8,421)    11,267
                ------------------       ----------------------
Income before
 income taxes,
 minority
 interest and
 discontinued
 operations      381,951  320,850         1,221,506  1,076,851
Income tax
 (expense)
 benefit:
   Current      (113,845) 106,473          (298,962)   (43,616)
   Deferred      (42,755)(233,206)         (201,855)  (381,740)
                ------------------       ----------------------
Income tax
 (expense)
 benefit        (156,600)(126,733)         (500,817)  (425,356)
Minority
 interest
 expense, net of
 tax             (15,298) (11,467)          (31,927)   (17,847)
                ------------------       ----------------------
Income before
 discontinued
 operations      210,053  182,650           688,762    633,648
Income from
 discontinued
 operations        1,291  278,923             2,755    302,014
                ------------------       ----------------------

Net income      $211,344 $461,573          $691,517   $935,662
                ==================       ======================

Reconciliation of Net Income and Diluted Earnings per Share ("EPS")

(In millions, except per     Year Ended Dec. 31,   Year Ended Dec. 31,
 share data)                          2006                 2005
                             --------------------- -------------------
                                                     Net
                             Net Income     EPS     Income     EPS
                             ----------- --------- -------- ----------
Reported Amounts              $   691.5   $  1.38  $ 935.6  $    1.71
Discontinued Operations            (2.8)    (0.01)  (302.0)     (0.55)
Less: Gain on disposition of                          --        --
 asset                            (35.7)    (0.07)
Current and deferred tax                              --        --
 effects                           14.7      0.03
                             ----------- --------- -------- ----------
Amounts excluding certain
 items                        $   667.7   $  1.33  $ 633.6  $    1.16
                             =========== ========= ======== ==========

    About Clear Channel Communications

    Clear Channel Communications, Inc. (NYSE:CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio and television stations and outdoor displays in various countries around the world.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements other than those made solely with respect to historical fact. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Communications to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases "guidance," "believe," "expect," "anticipate," "estimates" and "forecast" and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

    Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of Clear Channel Communications' proposed merger transaction announced on November 16, 2006; the outcome of any legal proceedings that have been or may be instituted against Clear Channel Communications and others relating to the proposed merger transaction; the inability to complete the proposed merger transaction due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger; including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with proposed merger transaction; risks that the proposed merger transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; the impact of the substantial indebtedness incurred to finance the consummation of the merger; the completion of the Company's sale of radio stations and television stations as publicly announced on November 16, 2006; changes in business, political and economic conditions in the U.S. and in other countries in which Clear Channel Communications currently does business (both general and relative to the advertising industry); fluctuations in interest rates; changes in operating performance; shifts in population and other demographics; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; fluctuations in exchange rates and currency values; changes in tax rates; and changes in capital expenditure requirements; access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on Clear Channel Communications' future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in Clear Channel Communications' reports filed with the U.S. Securities and Exchange Commission, including in the section entitled "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise stated in this press release, Clear Channel Communications does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

    CONTACT: Clear Channel Communications, Inc.
             Senior Vice President of Investor Relations
             Randy Palmer, 210-832-3315 (Investors)
             Chief Communications Officer
             Lisa Dollinger, 210-832-3474 (Media)
             http://www.clearchannel.com